Exhibit 99.1
FOR IMMEDIATE RELEASE
UNION STREET ACQUISITION CORP. ANNOUNCES
RECORD DATE FOR LIQUIDATION DISTRIBUTION
Alexandria, VA, November 10, 2008 — Union Street Acquisition Corp (the “Company”) (AMEX: USQ, USQ.U, USQ.WT) today announced that the Company has set November 19, 2008 as the record date for determining the public stockholders entitled to receive liquidation from the trust account.
Pursuant to the proposed plan of liquidation, set forth in the definitive proxy materials filed with the Securities and Exchange Commission, relating to a special meeting of stockholders to be held on November 19, 2008, to approve the dissolution and liquidation of the Company, the Company will, following stockholder approval of the plan of liquidation, return to holders of the Company’s common stock originally issued in its initial public offering (as of the record date of November 19, 2008), the amount held in trust, together with interest (net of applicable taxes). No payments will be made with respect to any of the Company’s outstanding warrants or to the shares owned by the Company’s initial stockholders prior to the initial public offering. The Company expects to make liquidation distributions to the public stockholders as soon as practicable.
About Union Street Acquisition Corp.
Union Street Acquisition Corp. (www.unionstreetcorp.com) is a blank check company organized to acquire one or more operating businesses in the business services industry, specifically in the marketing services, business information services, human capital management, facilities and logistics services, and professional services sectors.
Company Contact:
A. Clayton Perfall
Chief Executive Officer
Union Street Acquisition Corp.
703.682.0731
Investor Relations Contact:
Devlin Lander
Integrated Corporate Relations
415.292.6855